CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 19, 2006, relating to the financial statements and financial highlights which appear in the March 31, 2006 Annual Reports to Shareholders of Legg Mason Value Trust, Inc., Legg Mason Special Investment Trust, Inc., and Legg Mason Investors Trust, Inc. (comprised of Legg Mason American Leading Companies Trust, Legg Mason Balanced Trust, Legg Mason U.S. Small-Capitalization Value Trust, and Legg Mason Financial Services
Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

Baltimore, Maryland
July 25, 2006